Exhibit 10.10

WESTERN ALLIANCE BANCORPORATION

DIRECTORS FEE SCHEDULE

     The following sets forth the amount of fees payable in fiscal year 2005 to each outside director of Western Alliance Bancorporation for his or her service as a director of one or more of Western Alliance’s subsidiary banks. No separate fees are paid to directors in their role as directors of Western Alliance.

		Per In-person	Per Telephonic
	Annual Retainer	Meeting	Meeting
BankWest of Nevada	$10,000	$2,000	$2,000
Alliance Bank	—	1,500	1,500
Torrey Pines Bank	—	1,500	1,500

     In addition, the Chairman of the Audit Committee of Western Alliance receives an annual retainer of $10,000.